Exhibit 14.1

RIGGS NATIONAL CORPORATION
EMPLOYEE CODE OF CONDUCT

     The reputation and integrity of Riggs National Corporation, its subsidiaries and its affiliates (the “Corporation”) are valuable assets that are vital to the Corporation’s success. Each employee of the Corporation, including each of the Corporation’s officers, is responsible for conducting the Corporation’s business in a manner that demonstrates a commitment to the highest standards of integrity.

     The purposes of this Employee Code of Conduct (the “Code”) are to focus employees on areas of ethical risk, provide guidance to help employees recognize and deal with ethical issues, provide mechanisms for employees to report unethical conduct and foster among employees a culture of honesty and accountability. No code of conduct can replace the thoughtful behavior of an ethical employee. Accordingly, dishonest or unethical conduct or conduct that is illegal will constitute a violation of this Code, regardless of whether the Code specifically addresses such conduct.

Implementation and Oversight of This Code

     The Corporation’s Board of Directors (the “Board”) is ultimately responsible for the implementation of this Code. The Board has designated the Nominating/Corporate Governance Committee to administer this Code. The Nominating/Corporate Governance Committee shall designate an officer with sufficient seniority and stature within the organization to be the compliance officer (the “Compliance Officer”) to assist in administration of the Code.

     Questions regarding the application or interpretation of this Code are inevitable. You should feel free to direct questions to the Compliance Officer.

     Statements in this Code to the effect that certain actions may be taken only with the “Corporation’s approval” mean that the Compliance Officer or, as appropriate, the Nominating/Corporate Governance Committee must give prior written approval before the proposed action may be undertaken.

     You should read this Code in conjunction with all of the Corporation’s other policy statements, including, for example, the Riggs National Corporation Insider Trading Policy.

     You will receive periodic training on the contents and importance of this Code and related policy statements and the manner in which violations must be reported and waivers must be requested. We will require you to certify on an annual basis that you have read, understand and are in full compliance with this Code (and any amendments to this Code), including with policies and procedures relating to Riggs Bank N.A., and, in the discretion of the Compliance officer, with related policy statements.

     Employees who learn of or suspect that a violation of the Code has occurred or is likely to occur must immediately report the violation to the Compliance Officer, another member of the Corporation’s senior management or to the Nominating/Corporate Governance Committee. Employees who report violations or suspected violations in good faith will not be subject to retaliation of any kind. Reported violations will be investigated and addressed promptly and will be treated confidentially to the extent possible.

     Requests for a waiver of a provision of the Code of Conduct must be submitted in writing to the Compliance Officer a reasonable period in advance of the proposed conduct for appropriate review. Any waiver with respect to an executive officer must be approved by the Board, and, where helpful to the Board, upon prior review and recommendation of the Nominating/Corporate Governance Committee. In some circumstances, the Corporation must disclose to its shareholders a waiver and/or amendment of this Code.

Compliance with Law, Regulations, and Internal Policies and Procedures

     A variety of laws applies to the Corporation and its operations, and some carry criminal penalties. These laws include, but are not limited to, federal and state laws relating to the Corporation’s business, including federal banking and occupational safety laws, and its status as a public corporation. Examples of criminal violations of the law include, among others:

•	making false or misleading disclosures in documents filed with the Securities and Exchange Commission (the “SEC”);

•	trading on inside information (For instance, you may not trade in securities of the Corporation (or any other entity, such as a customer, supplier, possible acquisition target or competitor) either on your own behalf or on behalf of another at any time that your are aware of material, non-public information about the Corporation (or about such other entity). Employees are prohibited from trading on inside information and communicating or “tipping” inside information to others. Please see the Corporation’s Insider Trading Policy for further information.);

•	stealing, embezzling or misapplying the Corporation’s funds;

•	using threats, physical force or other unauthorized means to collect money; or

•	making a payment for an expressed purpose on the Corporation’s behalf to an individual who intends to use it for a different purpose.

•	non compliance with any BSA/AML laws and regulations

The Corporation must, and will, report all suspected criminal violations to the appropriate authorities for possible prosecution, and will investigate, address and report, as appropriate, non-criminal violations.

     The Corporation, furthermore, has adopted internal policies and procedures designed to ensure compliance with applicable laws, or to achieve other objectives such as a work environment that meets high ethical standards. The Corporation expects all employees to comply with these policies and procedures, and each employee will be held accountable for such compliance, including with respect to policies and procedures relating to Riggs Bank N.A. Each employee should notify either his or her supervisor or the Compliance Officer in advance if there is a question as to the applicability of a particular policy or procedure.

Avoidance of Actual, Potential or Apparent Conflicts of Interest

     A “conflict of interest” occurs when an individual’s private interest interferes in any way with the interests of the corporation as a whole. There may be an appearance of a conflict of interest when an objective outside observer could reasonably believe that a conflict exists. The Corporation requires you to conduct your outside associations and personal business, financial and other relationships in a manner that will avoid, or resolve in a manner consistent with this Code, any actual, potential or apparent conflict of interest between yourself and the Corporation. The term “outside association” refers to any affiliation, association, interest or employment that you have with an entity other than with the Corporation, except those associations specifically approved by and entered into in connection with your employment by the Corporation. It is impractical to conceive of and set forth rules that cover all situations in which a conflict of interest may arise. The basic factor in all conflict of interest situations is, however, the division of loyalty or the perception of a division of loyalty, between the Corporation’s best interests and your interests. Guidelines with respect to some sensitive areas in which actual, potential or apparent conflicts of interest are likely to occur are set forth below.

Business Relationships

     You may have a conflict of interest if you, a member of your family or your business partner owns or has a substantial direct or indirect investment in an entity with which the Corporation has or is likely to have a business relationship or with which the Corporation competes or is likely to compete. Investments in small amounts of stock or bonds (and under any circumstances no more than 5% of the outstanding shares or debt issuance) of a large publicly-held corporation should not, without more, give rise to any conflict of interest. The question of when an investment may become so substantial as to possibly affect or appear to affect your judgment is largely dependent on the particular circumstances and must be addressed on a case-by-case basis.

     A conflict of interest may also arise when you, a member of your family or your business partner holds a position as director, officer, employee or partner of or consultant, broker, finder or intermediary with an entity with which the Corporation has or is likely to have a business relationship or with which the Corporation competes or is likely to compete. In addition, a conflict of interest may arise if you, a member of your family or your business partner incurs significant indebtedness to an entity whose business may be affected by actions you take on behalf of the Corporation.

     Any associations, interests and business relationships that you have that might cause you to act in ways that are not in the best interests of the Corporation, or that might be perceived to cause divided loyalties, will be permitted only with the Corporation’s approval. In some circumstances, a relationship will only be permitted if the proposed transaction is competitive and/or fairly bargained for. Notwithstanding the foregoing, a transaction between the Corporation and any of your outside associations will be permitted if it is first reviewed, approved and reported in the manner prescribed by this Code, or otherwise established by the Nominating/Corporate Governance Committee or Compliance Officer

Acceptance of Gifts

     You may not, without the Corporation’s approval, accept, either directly or indirectly, gifts from persons or entities with which the Corporation has or is likely to have a business relationship. A “gift” includes any type of gratuity, favor, service, discount or price concession, loan, legacy or devise (except from a relative), fee, compensation, cash, securities, real property, or anything of monetary value. If you receive anything of value, directly or indirectly, from persons or entities with which the Corporation has or is likely to have a business relationship, including any borrower or loan applicant, or other customer or supplier, you are required to promptly notify the Compliance Officer. Gifts of nominal value generally will be approved by the Compliance Officer, depending on the circumstances. Employees are encouraged to participate in social activities with those with whom the Corporation maintains business relationships, and participating occasionally in such activities will not violate this Code so long as they are reasonable and customary types of social activities in a business context. However, you may not (i) solicit for yourself or for another person anything of value from anyone in return for any business, service or confidential information of the Corporation or its customers, or (ii) accept anything of value (other than your salary or other compensation paid by the Corporation) from anyone in connection with the Corporation’s business, either before or after a transaction is discussed or completed.

Outside Activities/Employment

     Any outside association, including activities with other entities, should not encroach on the time and attention you are expected to devote to your duties and responsibilities to the Corporation, adversely affect the quality or quantity of your work product or entail your use of any of the Corporation’s assets, including its real and personal property, or imply (without the Corporation’s approval) the Corporation’s sponsorship or support. In addition, under no circumstances are you permitted to compete with the Corporation or take for yourself or your family members any business opportunity that belongs to the Corporation that you discover or that is made available to you by virtue of your position with the Corporation.

     Employees also may be prohibited by federal law from participating in “interlocking affiliations,” that is, dual service, in the following areas:

      • As a director, officer or employee of any commercial bank, banking association, trust company or savings bank, credit union or the holding company for any of these financial institutions.

     • As a director or officer of a registered public utility holding company or subsidiary thereof.

     You are prohibited from taking part in any outside employment or interlocking affiliation without the Corporation’s prior approval.

Civic/Political Activities

     The Corporation supports your participation in civic, charitable and political activities so long as such participation does not encroach on the time and attention that you are expected to devote to your duties and responsibilities to the Corporation. You are to conduct any such activities in a manner that does not involve the Corporation or its assets or create an appearance of Corporation involvement or endorsement.

Resolution of Conflicts

     In all cases, actual, potential or apparent conflicts of interest must be handled in an ethical manner; meaning they must be fully disclosed and considered prior to being resolved. The Compliance Officer or, where appropriate, the Nominating/Corporate Governance Committee will handle all questions of actual, potential or apparent conflicts of interest that involve you. Any employee who is aware of, or has a question concerning, a conflict of interest, or an appearance of a conflict of interest, or who has a question whether a conflict might develop, is obligated to promptly seek assistance from the Compliance Officer to resolve the conflict or question The following are examples of transactions or activities that could present a conflict of interest under certain circumstances and should be disclosed to the Compliance Officer: transactions with the Corporation that include payment to, or receipt from, the Corporation of any fees or commissions; accepting an appointment as a fiduciary or as a co-fiduciary (unless you are acting on behalf of a family member); or borrowing money from customers or vendors of the Corporation. The Compliance Officer and, as appropriate, the Nominating/Corporate Governance Committee, may determine, upon review of all relevant facts, that the conduct does not amount to a conflict of interest, or may provide guidance to avoid a conflict from developing. An actual, potential or apparent conflict of interest may be resolved in a number of ways, including, for instance, in the case of an outside association, determining that you must be restricted from certain corporate activities involving the association, or determining that the Corporation should not enter into a business relationship with the association.

Certain Material and “Related” Interests

     Without limiting any other disclosure obligations under this Code, if you have any material interest in the business of a borrower, an applicant, or other customer of the Corporation, you shall promptly notify the Compliance Officer of such material interest. If you have any “related interests”, you shall promptly notify the Compliance Officer. “Related interest” of a person as defined in 12 C.F.R. Part 215 means (i) a company that is controlled by that person; or (ii) a political or campaign committee that is controlled by that person or the funds or services of which will benefit that person. For purposes of this Code, “related interest” shall include any Personal Investment Company owned in whole or in part by an employee. If you have any questions concerning “material interest” or “related interest,” you should seek assistance from the Compliance Officer.

Customer Accounts

     No employee shall be permitted to have or maintain signature authority or ownership or custodial powers with respect to any customer’s account, except for designated trust accounts.

Full, Fair, Accurate and Timely Disclosures by the Corporation to the Public

     If you participate, directly or indirectly, in the preparation of the financial and other disclosures that the Corporation makes to the public, including in its filings with the SEC or by press release, you must, in addition to complying with all applicable laws, rules and regulations, follow these guidelines:

•	Act honestly, ethically and with integrity.

•	Comply with this Code.

•	Endeavor to ensure full, fair, timely, accurate and understandable disclosure in the Corporation’s filings with the SEC.

•	Managers should, through leadership and communication make sure that employees of the Corporation understand the Corporation’s obligations to the public and under the law with respect to its disclosures, including that results are never more important than compliance with the law.

•	Raise questions and concerns regarding the Corporation’s public disclosures when necessary and ensure that such questions and concerns are appropriately addressed.

•	Provide the Corporation’s directors, employees, consultants and advisors involved in the preparation of the Corporation’s disclosures to the public with information that is accurate, complete, objective, relevant, timely and understandable.

•	Act in good faith, responsibly and with due care, competence and diligence, without misrepresenting material facts or allowing your independent judgment to be subordinated by others.

•	Proactively promote honest and ethical behavior among peers in your work environment.

•	Achieve proper and responsible use of and control over all Corporation assets and resources employed or entrusted to you.

•	Record or participate in the recording of entries in the Corporation’s books and records that are accurate to the best of your knowledge.

•	Comply with the Corporation’s disclosure controls and procedures and internal controls and procedures for financial reporting.

Arms Length / Fair Dealing/Customer Transactions

     Any transactions by employees involving the Corporation’s customers shall be conducted on an arms’ length basis.

Each employee should deal fairly and in good faith with the Corporation’s customers, suppliers, regulators, business partners and others. No employee may take unfair advantage of anyone through manipulation, misrepresentation, inappropriate threats, fraud, abuse of confidential information or other related conduct

Delegation of Authority

Each employee, and particularly each of the Corporation’s officers, must exercise due care to ensure that any delegation of authority is reasonable and appropriate in scope, and includes appropriate and continuous monitoring. No authority may be delegated to employees who the Corporation has reason to believe, prior to the delegation, may have a propensity to engage in illegal activities.

Handling Confidential Information

Employees should observe the confidentiality of information that they acquire by virtue of their positions at the Corporation, including information concerning customers, suppliers, competitors and other employees, except where disclosure is approved by the Corporation or otherwise legally mandated. Of special sensitivity is financial information, which should under all circumstances be considered confidential except where its disclosure is approved by the Corporation, or when it has been publicly available in a periodic or special report for at least two business days. To the extent there are any policies or agreements containing more specific or rigorous standards of confidentiality, employees must abide by those standards.